Exhibit 5.1

November 2, 2021

Kimberly-Clark Corporation
P.O. Box 619100
Dallas, Texas 75261-9100

Re:	Kimberly-Clark Corporation Registration Statement on Form S-3 (File No. 333-229547)

Ladies and Gentlemen:

We have acted as special counsel to Kimberly-Clark Corporation, a Delaware corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3, file no. 333-229547 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein, the prospectus supplement, dated October 28, 2021, filed with the Commission on October 29, 2021 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of $600,000,000 aggregate principal amount of the Company’s 2.000% Notes due November 2, 2031 (the “Notes”).

The Notes have been issued pursuant to the First Amended and Restated Indenture, dated as of March 1, 1988, as previously amended by the First Supplemental Indenture, dated as of November 6, 1992, and the Second Supplemental Indenture, dated as of May 25, 1994, each between the Company and The Bank of New York Mellon Trust Company, N.A., and as further amended by the Eighth Supplemental Indenture, dated as of October 27, 2021, among the Company, The Bank of New York Mellon Trust Company, N.A., as resigning trustee, and U.S. Bank National Association, as successor Trustee (the “Trustee”) (as so amended, the “Base Indenture”), and the Ninth Supplemental Indenture dated as of November 2, 2021 between the Issuer and the Trustee (the “Ninth Supplemental Indenture,” and together with the Base Indenture, the “Indenture”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, the Notes and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render this opinion. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Kimberly-Clark Corporation

November 2, 2021

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The opinion expressed above is subject to the following additional exceptions, qualifications, limitations and assumptions:

A.            We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinion above. This opinion is limited to the effect of the current state of the laws of the State of New York and, to the limited extent set forth above, the laws of the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.            The opinion above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C.            We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iii) any provision that would require payment of any unamortized original issue discount (including any original issue discount effectively created by payment of a fee); (iv) any provision waiving the right to object to venue in any court; (v) any agreement to submit to the jurisdiction of any Federal court; (vi) any waiver of the right to jury trial or (vii) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

Kimberly-Clark Corporation

November 2, 2021

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Validity of Notes” in the Registration Statement and the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP